Exhibit 99.1

Lineagen, Inc.

Financial Statements As of June 30, 2020 (Unaudited)
and December 31, 2019 and 2018
And For the Six Months Ended June 30, 2020 and 2019 (Unaudited)
and Years Ended December 31, 2019 and 2018

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Lineagen, Inc.

We have audited the accompanying financial statements of Lineagen, Inc. (a Delaware Corporation), which comprise the balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to error or fraud.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to error or fraud. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lineagen, Inc. as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

August 12, 2020, except for Note 2, as to which the date is November 3, 2020.

Lineagen, Inc.
Balance Sheets

	June 30, 2020	December 31, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)	(Audited)
Current assets:
Cash and cash equivalents	$687,497	$721,898	$1,179,574
Accounts receivable, net	666,690	764,445	1,771,938
Inventory	33,244	-	718,410
Prepaid expenses and other current assets	183,837	269,892	289,656
Total current assets	1,571,268	1,756,235	3,959,578

Property and equipment, net	130,901	204,685	369,588
Intangible assets, net	871,575	867,016	813,654
Other assets	30,546	-	-
Total assets	$2,604,290	$2,827,936	$5,142,820

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$3,529,869	$2,902,783	$2,977,428
Accrued expenses	1,754,306	1,714,557	1,209,136
Warrant liability	878,910	858,863	200,754
Line of credit	-	124,621	3,814,620
Convertible notes payable, net of discount	11,432,652	11,020,989	3,460,121
Current portion of notes payable, net of debt discount	12,951,889	11,169,894	2,303,670
Total current liabilities	30,547,626	27,791,707	13,965,729
Notes payable, net of discount and current portion	-	10,939	6,104,016
Total liabilities	30,547,626	27,802,646	20,069,745
Commitments and contingencies
Stockholders' deficit:
Convertible preferred stock, $.001 par value, 39,657,339 shares authorized; 38,986,184 shares issued and outstanding	38,986	38,986	38,986
Common stock, $.001 par value, 58,156,103 shares authorized; 589,030 and 587,197 shares issued and outstanding, respectively	589	589	586
Additional paid-in capital	57,890,582	57,867,766	57,729,191
Accumulated deficit	(85,873,493)	(82,882,051)	(72,695,688)
Total stockholders' deficit	(27,943,336)	(24,974,710)	(14,926,925)
Total liabilities and stockholders' deficit	$2,604,290	$2,827,936	$5,142,820

See accompanying notes to financial statements	3

Lineagen, Inc.
Statements of Operations

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Diagnostic revenue	$2,613,115	$4,106,302	$7,534,902	$13,989,484
Operating expenses:
Selling, general and administrative	4,179,390	6,434,266	10,741,280	17,269,669
Cost of revenues	525,185	1,951,590	3,390,038	8,022,590
Research and development	-	2,030.00	2,030	72,411
Total operating expenses	4,704,575	8,387,886	14,133,348	25,364,670
Operating loss	(2,091,460)	(4,281,584)	(6,598,446)	(11,375,186)
Other income (expense):
Interest expense	(875,523)	(2,267,930)	(3,828,303)	(1,939,061)
Interest income	1,826	5,504	15,405	21,736
Gain (loss) on adjustment to fair value of warrant liability	(20,047)	95,715	174,097	40,546
Other	(6,238)	42,355	50,884	22,403
Other expense, net	(899,982)	(2,124,356)	(3,587,917)	(1,854,376)
Net loss	$(2,991,442)	$(6,405,940)	$(10,186,363)	$(13,229,562)

See accompanying notes to financial statements	4

Lineagen, Inc.
Statements of Stockholders’ Deficit

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance as of December 31, 2017 (Audited)	38,986,184	$38,986	561,756	$561	$55,556,249	$(59,466,126)	$(3,870,330)
Stock-based compensation expense	-	-	-	-	78,597	-	78,597
Issuance of common stock warrants and beneficial conversion feature on convertible notes payable	-	-	-	-	2,088,959	-	2,088,959
Exercise of common stock options	-	-	25,441	25		5,386	5,411
Net loss	-	-	-	-	-	(13,229,562)	(13,229,562)
Balance as of December 31, 2018 (Audited)	38,986,184	38,986	587,197	586	57,729,191	(72,695,688)	(14,926,925)
Stock-based compensation expense	-	-	-	-	42,648	-	42,648
Issuance of common stock warrants and beneficial conversion feature on convertible notes payable	-	-	-	-	43,775	-	43,775
Exercise of common stock options	-	-	1,833	3	437	-	440
Net loss	-	-	-	-	-	(6,405,940)	(6,405,940)
Balance as of June 30, 2019 (Unaudited)	38,986,184	$38,986	589,030	$589	$57,816,051	$(79,101,628)	$(21,246,002)
			-	-	-	-
Balance as of December 31, 2018 (Audited)	38,986,184	$38,986	587,197	$586	$57,729,191	$(72,695,688)	$(14,926,925)
Stock-based compensation expense	-	-	-		94,363	-	94,363
Issuance of common stock warrants and beneficial conversion feature on convertible notes payable	-	-	-	-	43,775	-	43,775
Exercise of common stock options	-	-	1,833	3	437	-	440
Net loss	-	-	-	-	-	(10,186,363)	(10,186,363
Balance as of December 31, 2019 (Audited)	38,986,184	38,986	589,030	589	57,867,766	(82,882,051)	(24,974,710)
Stock-based compensation expense	-	-	-	-	22,816	-	22,816
Net loss	-	-	-	-	-	(2,991,442)	(2,991,442)
Balance as of June 30, 2020 (Unaudited)	38,986,184	$38,986	589,030	$589	$57,890,582	$(85,873,493)	$(27,943,336)

See accompanying notes to financial statements	5

Lineagen, Inc.
Statements of Cash Flows

	Six months ended June 30,		Years ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Cash flows from operating activities:
Net loss	$(2,991,442)	$(6,405,940)	$(10,186,363)	$(13,229,562)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	77,664	87,209	165,712	181,583
Amortization of debt discount	-	1,658,365	2,380,312	971,127
Stock-based compensation expense	22,816	42,648	94,363	78,597
Loss (gain) on adjustment to fair value of warrant liability	20,047	(95,715)	(174,097)	(40,546)
Gain on sale of equipment	(3,250)	(11,817)	(13,823)	(3,800)
Changes in operating assets and liabilities:
Accounts receivable	97,755	433,596	1,007,493	3,891,498
Prepaid expenses	86,055	124,694	19,764	220,372
Inventory	(33,244)	718,410	718,410	1,378,515
Other assets	(30,546)	-	-	-
Accrued interest on debt	850,672	243,337	719,806	241,834
Accounts payable and accrued expenses	666,835	641,814	430,776	(410,121)
Net cash used in operating activities	(1,236,638)	(2,563,399)	(4,837,647)	(6,720,503)
Cash flows from investing activities:
Purchase of property and equipment	-	-	(8,400)	(16,383)
Proceeds from sale of equipment	3,250	11,817	29,174	3,800
Purchase of intangible assets	(8,439)	(30,630)	(61,122)	(60,825)
Net cash used in investing activities	(5,189)	(18,813)	(40,348)	(73,408)
Cash flows from financing activities:
Proceeds from exercise of common stock	-	440	440	5,411
Proceeds from convertible notes payable, net of costs	-	3,597,459	5,533,881	4,501,647
Proceeds from notes payable	1,350,839	-	-	-
Payments on notes payable	(18,792)	(251,592)	(270,753)	(25,803)
Deferred financing and debt issuance costs	-	-	-	(54,698)
Net change in line of credit	(124,621)	(598,939)	(843,249)	(107,197)
Net cash provided by financing activities	1,207,426	2,747,368	4,420,319	4,319,360
Net change in cash and cash equivalents	(34,401)	165,156	(457,676)	(2,474,551)
Cash and cash equivalents at beginning of year	721,898	1,179,574	1,179,574	3,654,125
Cash and cash equivalents at end of year	$687,497	$1,344,730	$721,898	$1,179,574

See accompanying notes to financial statements	6

Lineagen, Inc.
Statements of Cash Flows
Continued

	Six months ended June 30,		Years ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Supplemental disclosure of cash flow information:
Cash paid for interest	$22,312	$516,850	$737,859	$580,935

Supplemental disclosure of non cash investing and financing activities:
Line of credit balance transferred to note payable	$-	$-	$2,846,750	$-
Issuance of warrants and beneficial conversion feature with note payable recorded as debt discount	-	551,800	875,981	2,088,959
Purchase of equipment through issuance of note payable	-	-	-	115,372
Issuance of convertible note payable for accounts payable	-	-	-	70,000

See accompanying notes to financial statements	7

Lineagen, Inc.
Notes to Financial Statements

1.	Description of Organization and Summary of Significant Accounting Policies
Organization
Lineagen, Inc. (the Company) was incorporated on March 16, 2006 as a Delaware corporation. The Company is a molecular diagnostics company focused on complex, genetically linked disorders. The Company’s mission is to accelerate and enhance the diagnostic evaluation of medical conditions so that the best possible outcomes can be achieved for patients and their families. The Company’s commercial offerings provide physicians with fully integrated genetic testing, counseling, and developmental screening services to aid in the diagnostic evaluation of individuals with autism spectrum disorder (ASD) and other forms of developmental delay.

Accounting Pronouncements Recently Adopted
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) amending revenue recognition guidance and requiring more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Under the standard, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted this standard effective January 1, 2019. Aside from presentation and disclosure items for revenue, the adoption of this standard did not have a material impact on the accompanying financial statements.

Unaudited Interim Financial Information
The accompanying interim balance sheet as of June 30, 2020, the statements of operations and cash flows for the six months ended June 30, 2020 and 2019, the statements of stockholders’ deficit for the six months ended June 30, 2020, and the related notes and disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our statement of financial position as of June 30, 2020 and our results of operations and cash flows for the six months ended June 30, 2020 and 2019. The results for the six months ended June 30, 2020 are not necessarily indicative of the results expected for the full fiscal year or any other period.

Lineagen, Inc.
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Key management estimates include estimates of useful lives of property and equipment, provision for contractual adjustments and uncollectible accounts, impairment of long-lived assets, valuation of deferred income tax assets, and valuation of stock-based compensation and warrant liabilities.

Concentrations
The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, exceed federally insured limits. To date, the Company has not experienced a loss or lack of access to its cash and cash equivalents; however, no assurance can be provided that access to the Company’s cash and cash equivalents will not be impacted by adverse conditions in the financial markets.

The Company uses third party laboratories to perform certain components of its laboratory testing service. The Company maintains multiple laboratory service relationships in order to ensure no interruption of service, but no assurance can be given that such interruptions will not occur. Third party laboratories that accounted for more than 10% of the Company’s total operating costs were as follows:

	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Laboratory A	*	*	*	14%
Laboratory B	13%	*	*	*

*Laboratory did not account for 10% or more of operating costs in the respective period.

Accounts Receivable
Accounts receivable are recorded based on net estimated revenue, reduced by collections to date. The Company establishes a reserve for accounts considered uncollectable based on an analysis of the length of time outstanding, collection efforts to date, and communications with third party payors. Account balances are charged off six months after delivery of the report, or sooner if the Company determines collection of the amount is not probable. Recoveries of receivables previously charged off are recorded when payment is received.

Lineagen, Inc.
Notes to Financial Statements
Continued
1.	Description of Organization and Summary of Significant Accounting Policies Continued
Property and Equipment
Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight- line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter) as follows:

Office and computer equipment	3-5 years
Furniture and fixtures	7 years
Leasehold improvements	4 years

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation and amortization are removed from the related accounts and any gain or loss is reflected in the statements of operations.

Intangible Assets
Intangible assets consist of license rights and legal costs incurred to register patents (see Note 4). Patent costs are capitalized when incurred and are amortized on a straight-line basis over the life of the patent once the patent has been granted. License rights are amortized on a straight-line basis over the license term.

Impairment of long-lived assets
The Company reviews its property and equipment, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may be impaired. If it is determined that the estimated undiscounted future cash flows are not sufficient to recover the carrying value of the asset, an impairment loss is recognized in the statement of operations for the difference between the carrying value and the fair value of the asset. Management did not consider any of the Company’s intangible assets to be impaired as of June 30, 2020, December 31, 2019 and 2018.

Warrant Liability
In connection with the issuance of debt or equity instruments, the Company may issue warrants to purchase its preferred stock. In certain circumstances, these warrants may be classified as liabilities, rather than as equity. The Company's warrant liability is re-valued at the end of each reporting period, with adjustments to the fair value recorded as a gain or loss in other income (expense) in the accompanying statements of operations, in the period in which the adjustments to fair value occur.

Lineagen, Inc.
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued
Warrant Liability – Continued
During the six months ended June 30, 2020 and 2019, the Company recorded a gain (loss) for the adjustment to the fair value of warrants of ($20,047) and $95,715, respectively, and $174,097 and $40,546 during the years ended December 31, 2019 and 2018, respectively. For warrants accounted for as liabilities, the Company determines the fair value of these instruments using the Binomial option-pricing model (see Note 5). This model requires assumptions related to the remaining term of the instrument, risk-free rates of return, the Company's current preferred stock price, expected dividend yield, and volatility.

Leases
The Company leases its facilities under operating leases. For leases that contain rent escalation or rent concession provisions, the Company records the total rent expense during the lease term on a straight-line basis over the term of the lease. The Company records the difference between the rent paid and the straight-line rent as a deferred rent liability in accrued expenses in the accompanying balance sheets.

Debt Issuance Costs
The Company reports debt issuance costs on the balance sheet as a direct reduction from the carrying amount of the related debt. Amortization of debt issuance costs is included in interest expense.

Revenue Recognition
Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products or services. Revenue recognition is evaluated through the following five-step process: 1) identification of the contract with a customer; 2) identification of the performance obligations in the contract;
3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when or as a performance obligation is satisfied.

The Company generates revenue by performing diagnostic testing services. Revenue from the completion of diagnostic testing services is recorded at the billed value less estimated contractual adjustments. The Company performs its obligation under a contract with a customer by processing diagnostic tests and communication of test results, which is the point at which the Company has determined control is transferred to the customer for revenue recognition purposes.

Lineagen, Inc.
Notes to Financial Statements
Continued

1.	Description of Organization and Summary of Significant Accounting Policies Continued
Stock-Based Compensation
Share-based payments made to employees, including grants of employee stock options, are measured using the Black-Scholes option-pricing model. The related expense is recorded in the statements of operations over the vesting period.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the tax bases of assets and liabilities. Deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized.

The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions.

Interest and penalties related to income tax liabilities, when incurred, are classified in interest expense and income tax provision, respectively. During the six months ended June 30, 2020 and 2019, and the years ended December 31, 2019 and 2018, the Company recognized no interest or penalties. The Company is not currently under examination by the Internal Revenue Service.

Subsequent Events
For the financial statements as of December 31, 2019 and 2018 and for the years then ended, management has evaluated events and transactions for potential recognition or disclosure through August 12, 2020 which is the date the financial statements were available to be issued.

Lineagen, Inc.
Notes to Financial Statements
Continued

2.	Going Concern
The Company has incurred significant net losses since inception that have accumulated to approximately $85,874,000 as of June 30, 2020. The Company used net cash of approximately $1,237,000 in operating activities during the six months ended June 30, 2020 and has a working capital deficit of approximately $28,976,000 as of June 30, 2020. The net losses and use of cash in operating activities resulted from, among other things, declining reimbursement rates from third-party payors, significant sales and marketing expenditures, and payroll related expenditures. On August 24, 2020, the Company was purchased by Bionano Genomics, Inc., a publicly traded company, for $9.6 million, consisting of shares of stock, cash, and the assumption of liabilities.

For the financial statements as of June 30, 2020 and for the six months ended June 30, 2020 and 2019, management has evaluated events and transactions for potential recognition or disclosure through November 3, 2020, which is the date the unaudited interim financial statements were available for issuance.

3.	Property and Equipment	Property and equipment consisted of the following as of:

	June 30, 2020	December 31, 2019	December 31, 2018
	(Unaudited)	(Audited)	(Audited)
Office and computer equipment	$469,634	$469,634	$523,415
Furniture and fixtures	140,820	140,820	210,870
Leasehold improvements	71,903	71,903	71,903
	682,357	682,357	806,188
Less accumulated depreciation and amortization	(551,456)	(477,672)	(436,600)
	$130,901	$204,685	$369,588

Depreciation and amortization expense on property and equipment for the six months ended June 30, 2020 and 2019 was $73,784 and $83,329, respectively; and was $157,952 and $163,751, for the years ended December 31, 2019 and 2018, respectively.

Lineagen, Inc.
Notes to Financial Statements
Continued

4.	Intangible Assets	Intangible assets consisted of the following as of:
	June 30, 2020	December 31, 2019	December 31, 2018
	(Unaudited)	(Audited)	(Audited)
Patents	$891,692	$883,253	$822,131
License rights	15,000	15,000	15,000
	906,692	898,253	837,131
Less accumulated amortization	(35,117)	(31,237)	(23,477)
	$871,575	$867,016	$813,654

Patents consisted of legal costs incurred to register patents which are capitalized when incurred and are amortized on a straight-line basis over the life of the patent once the patents have been issued or expensed if a patent is not issued. Amortization expense for each of the six months ended June 30, 2020 and 2019, was $3,880, and $7,760; and was $17,832 for the years ended December 31, 2019 and 2018, respectively.

5.	Warrant Liability
Warrants to purchase preferred stock are classified as liabilities because the shares of preferred stock into which the warrants are exercisable are conditionally redeemable at the option of holders (see Note 10). The Company uses a Binomial option-pricing model to estimate the fair value of its warrant liability. The expected volatility is based on the volatility of public companies that are similar to the Company's industry, size, financial leverage and stage of life cycle.

The Company calculated the historical volatility of these companies using the weekly or monthly total returns for a period of time equal to the contractual term of the warrant liability as of the valuation date. The risk- free rate is based on a U.S. treasury constant maturity rate that corresponds to the contractual term. As of June 30, 2020 the warrant liability fair value was estimated to be $878,910; and was $858,863 and $200,754 as of December 31, 2019 and 2018, respectively.

Lineagen, Inc.
Notes to Financial Statements
Continued

5.	Warrant Liability Continued	Fair value was calculated using the weighted average assumptions below in the Binomial option-pricing model:

	June 30, 2020	December 31, 2019	December 31, 2018
	(Unaudited)	(Audited)	(Audited)
Exercise price of preferred stock	$1.00	$1.00	$1.00
Risk-free interest rate	0.3%	1.7%	2.6%
Expected stock price volatility	63.0%	63.0%	63.0%
Expected dividend yield	0.0%	0.0%	0.0%
Years to expiration	4.17	4.66	5.67

6.	Debt Financing
Credit Facility
The Company has a credit facility with a bank consisting of a line of credit (closed in October 2019) and term notes. As of June 30, 2020, the balance on the line of credit was $0; and was $124,621 and $3,814,620 as of December 31, 2019 and 2018, respectively. On October 2019, the majority of the balance outstanding on the line of credit converted to a term note with terms similar to the Company’s existing term note. The term notes bear interest at the bank’s prime rate plus 1.75% (5% as of June 30, 2020) and are due February 1, 2022. The notes require interest only payments through January 31, 2020, at which time fully amortizing principal and interest payments are required.

The Company has not made any principal or interest payments during 2020. The loans also require that no later than January 31, 2020, the Company either refinance the loan, receive an equity infusion and pay a portion of the proceeds to the bank, or fully close a sale or merger transaction of the Company. The Company did not fulfill this requirement. For these reasons, the Company is in violation of debt covenants and the balance is classified as current.

The  balance  outstanding  on  the  term  notes  as  of  June  30,  2020 was $11,017,980; and was $11,013,417 and $8,400,000 as of December 31, 2019 and 2018, respectively. The carrying balance of the term notes included discounts of $186,052 as of June 30, 2020; and $275,195 and $195,633 as of December 31, 2019 and 2018, respectively. The carrying balance also included accrued interest and fees of $737,081 as of June 30, 2020; and $390,462 and $113,750 as of December 31, 2019 and 2018, respectively.

Lineagen, Inc.
Notes to Financial Statements
Continued

6.	Debt Financing Continued
Paycheck Protection Program Loan
On April 22, 2020, the Company received loan proceeds under the Paycheck Protection Program (PPP). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (CARES Act), provides loans to qualifying businesses for amounts up to 2.5 times average monthly payroll expenses of the qualifying business.

The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. Not more than 25% of the loan amount can be attributable to non-payroll costs. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The balance outstanding on the PPP loan was $1,100,839 as of June 30, 2020 (unaudited) and $0 as of each of December 31, 2019 and 2018.

Investor Bridge Priority Notes
On April 23, 2020, the Company secured promissory notes with five of its stockholders totaling $250,000. The notes are senior to the credit facility and convertible notes payable. The promissory notes accrued interest at 1.75% above the Prime rate (5% as of June 30, 2020) and mature on April 23, 2021. The notes require repayment in the event of a liquidation, acquisition or asset transfer (each defined in the note agreements). The notes may be prepaid without penalty but do not require payments prior to maturity. The outstanding balance of the notes were $250,000 as of June 30, 2020 and was $0 as of each of December 31, 2019 and 2018.

Equipment Notes
The Company has notes with equipment financing companies due in monthly installments of principal and interest, maturing in March 2021. The notes bear interest at rates between 9-9.9%. The outstanding balance of the notes as of June 30, 2020 was $32,041 and was $52,149 and $89,569 as of December 31, 2019 and 2018, respectively.

Lineagen, Inc.
Notes to Financial Statements
Continued

7.	Convertible Notes Payable
In several tranches throughout 2019 and 2018, the Company executed a total of $10,278,099 in convertible note agreements with existing preferred investors, accruing interest at 8% per annum on the principal balance (the Convertible Notes). The outstanding balance of the Convertible Notes plus accrued interest will convert into Series C-1, D, or E preferred stock at a price of $1 per share at the earlier of the following events: (1) upon the maturity date of the respective promissory note unless the date is extended by the Company and agreed to by a majority of the participating investors (2) upon consummation of an equity financing for capital raising purposes  in addition to the Convertible Notes, (3) upon a liquidation event, acquisition or asset transfer.

If while the Convertible Notes are outstanding, other indebtedness or securities of the Company are issued with material terms more favorable than the terms of the Convertible Notes from the perspective of the Convertible Note investors, the obligations under the Convertible Notes will be amended and restated to be substantially identical to the new securities.

In the event that “pay-to-play” terms or conditions are triggered in connection with a subsequent financing, the principal amount of each investor’s Convertible Note(s) shall count toward such investor’s pro-rata amount of the pay-to-play financing. Each Convertible Note holder was either issued a warrant to purchase shares of common stock, or a warrant to purchase shares of preferred stock. Pursuant to the Convertible Note agreements, the Company has issued warrants to purchase 8,334,369 share of common stock and 1,522,140 shares of preferred stock.

The Company estimated the fair value (at the time of issuance) of the preferred and common stock warrants issued during the years ended December 31, 2019 and 2018 to be $854,101 and $1,044,472, respectively. For Convertible Notes issued with common stock warrants, the proceeds from the Convertible Notes were allocated between the Convertible Notes and the common stock warrants based on the relative fair values of the Convertible Notes and the common stock warrants.

A beneficial conversion feature totaling $21,895 and $1,044,472 was also recognized during the years ended December 31, 2019 and 2018. For Convertible Notes issued with preferred stock warrants a warrant liability of $832,206 and $0 for the years ended December 31, 2019 and 2018, respectively, was recorded equal to the fair value of the preferred warrants.

Lineagen, Inc.
Notes to Financial Statements
Continued

7.	Convertible Notes Payable Continued
The fair value of the preferred stock warrants and the relative fair value of the common stock warrants plus the beneficial conversion feature were recorded as a debt discount and are being amortized into interest expense through the maturity date of the notes using the effective interest method. The outstanding balance of convertible notes payable as of June 30, 2020 was $10,278,099 and was $10,278,099 and $4,571,647 as of December 31, 2019 and 2018, respectively. The carrying balance of the notes included accrued interest of $1,154,553 as of June 30, 2020; and $742,890 and $128,084 as of December 31, 2019 and 2018, respectively. The carrying balance also included debt discounts of $0 as of June 30, 2020; and $0 and $1,239,610 as of December 31, 2019 and 2018, respectively.

8.	Commitments and Contingencies
Contingent Liability
During 2019, the Company received a letter outlining findings from an external audit completed by a third-party insurance payor. The Company did not have a contractual obligation with the payor during the audit period, nor does it have a contractual obligation currently; however, the Payor has claimed the Company is responsible for potential financial damages based on their audit findings. After negotiation, the Company received a settlement offer from the third-party insurance payor. The Company accrued the proposed settlement amount of $600,000 as of June 30, 2019. The settlement agreement requires 24 monthly installment payments of $25,000 beginning on May 15, 2020. As of June 30, 2020, the settlement balance (included in accrued expenses in the balance sheets) was $590,000; and was $600,000 and $0 as of December 31, 2019 and 2018, respectively.

Operating Leases
The Company leases office facilities under non-cancelable operating leases. As of June 30, 2020, future minimum lease payments due in one year under non-cancelable operating leases total $40,053. The lease agreement expired in September 2020.

Employee Agreements
The Company has entered into employment agreements with one or more members of management. The terms of each agreement are different. However, one or all of these agreements include stipulated base salary, bonus potential, vacation benefits, severance, and non-competition agreements. These agreements also provide certain benefits if there is a change in ownership of the Company.

Lineagen, Inc.
Notes to Financial Statements
Continued

8.	Commitments and Contingencies Continued
Indemnification Agreements
The Company has entered into indemnification agreements with certain officers and directors of the Company in order to protect the individuals against specified potential liabilities if and when asserted against them by third parties.

9.	Convertible Preferred Stock
The Company has authorized 39,657,339 shares of convertible preferred stock, issued in various individual series (Series Preferred). Information by class of Series Preferred stock as of June 30, 2020 is as follows:

	Authorized Shares	Outstanding Shares
Series A	1,000	-
Series B	12,656,339	12,576,339
Series C-1	27,000,000	26,409,845
	39,657,339	38,986,184

The Company has issued convertible notes that are convertible into series D and E preferred stock. These series have not yet been authorized or designated, but are expected to have similar rights and preferences to the series C-1 preferred stock. The liquidation preference, dividend rate, conversion rates, and redemption price of the Series Preferred stock, in order of liquidation preference, as of June 30, 2020 are as follows:

	Liquidation Preference	Dividend Rate	Conversion Rate	Redemption Price
Series C-1	$36,197,531	8%	$1.00	$1.00
Series B	12,576,339	8%	1.00	1.00
Series A	n/a	n/a	1.00	1.00
	$48,773,870

Dividends
The Series C-1 and B Preferred stockholders (the Series Preferred stockholders) have dividend preferences over common stockholders in the amounts disclosed in the previous table. Dividends on Series C-1 shares are cumulative, commencing on the date of original issuance, and payable when and if declared by the Board of Directors. Dividends on Series B preferred stock are non-cumulative, payable if and when declared by the Company’s Board of Directors, after payment of all dividends due to Series C-1 stockholders. Because dividends are only paid when and if declared by the Board of Directors and no dividends have been declared, no dividends have been accrued. Series A preferred stock does not receive any dividend preferences over common stockholders.

Lineagen, Inc.
Notes to Financial Statements
Continued

9.	Convertible Preferred Stock Continued
Conversion
Each share of preferred stock is convertible into one share of common stock, subject to adjustments based on certain anti-dilution provisions, including stock splits, stock dividends, subdivision, combinations, recapitalization or similar events, as provided by the Company’s amended and restated articles of incorporation. Further, all preferred stock automatically converts into common stock upon 1) the vote or written consent of the holders of a majority of the outstanding shares of Series Preferred, voting as a single class on an as-converted basis, or 2) the closing of an initial public offering of the Company’s common stock with a price per share for the common stock of at least $3.00 and gross cash proceeds of at least $30,000,000.

Redemption
The holders of a majority of the then outstanding shares of Series Preferred and sixty six percent of the outstanding Series C-1, voting together as a separate class, may require the Company to redeem all of the then outstanding Series Preferred in cash in three annual installments beginning not prior to the fifth anniversary of the original issue date, and ending on the date two years from such first redemption date, at $1.00 per share plus any declared and unpaid dividends with respect to such shares, at the fair market value of a share of the applicable series of Series Preferred. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed, then the Company shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate redemption price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

Stockholder Rights

Holders of all series of preferred stock have protective provisions that require stockholders’ majority consent for specific actions including the following: changes in the corporation’s certificate of incorporation or bylaws that would affect, alter or change the preference or rights of the preferred stock, changes in the authorized number of shares, declaration or payment of dividends, repurchase of shares, amendment or adoption of any stock option plan or the number of authorized shares under any plan, changes in the size of the Board of Directors, creation of a new class or series of stock, or taking any action that would cause a liquidation event.

Lineagen, Inc.
Notes to Financial Statements
Continued

9.	Convertible Preferred Stock Continued
Voting
The Series Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. The Series C-1 preferred elects two directors, voting as a class, and the Series B preferred elects two directors, also voting as a class. Common votes as a separate class to elect one director, defined as the CEO, and the Series C-1, Series B preferred and common, voting together, elect 3 independent directors.

10.	Stock Options and Warrants
Stock Options
The Company’s stock option plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, and shares of restricted stock. The stock option plan was originally approved on December 4, 2007 and subsequently amended (the Original Plan). The Original Plan expired and was replaced by the 2017 Equity Incentive Plan (the Plan). Under the terms of the Plan, there are 6,438,882 common shares available for grant to employees, officers, directors and consultants.

The Board of Directors determines the terms of each grant. Generally, the options have a vesting period of 4 years with 25% vesting after the first year of service and monthly thereafter and have a ten-year contractual life. Certain stock options have provisions to accelerate vesting upon the occurrence of certain events. There were 986,021 shares available for grant under the Plan as of June 30, 2020.

Stock-based compensation expense for the six months ended June 30, 2020 and 2019 was $22,816 and $42,648, respectively; and was $94,363 and $78,597 for the years ended December 31, 2019 and 2018. Stock- based compensation expense is included in selling, general and administrative expenses in the statements of operations. As of June 30, 2020 the Company had approximately $99,000 of unrecognized stock- based compensation costs related to non-vested awards that will be recognized over a weighted-average period of 1.68 years.

Lineagen, Inc.
Notes to Financial Statements
Continued

10.	Stock Options and Warrants Continued	Stock Options - Continued The following sets forth the outstanding common stock options and related activity:

	Number of Options	Weighted Average Exercise Price Per Share
Outstanding as of December 31, 2017	5,812,603	0.25
Granted	816,708	0.28
Exercised	(25,678)	0.21
Forfeited	(760,165)	0.25
Outstanding as of December 31, 2018	5,843,468	0.26
Granted	528,000	0.28
Exercised	(1,833)	0.24
Forfeited	(874,312)	0.24
Outstanding as of December 31, 2019	5,495,323	0.26
Forfeited (unaudited)	(274,500)	0.27
Outstanding as of June 30, 2020 (unaudited)	5,220,823	0.26

The following summarizes information about stock options outstanding as of June 30, 2020:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable

$15.63	384	-	$15.63	384
43.75	3,446	1.23	43.75	3,446
0.23	2,039,445	3.52	0.23	2,039,445
0.21	1,817,739	5.22	0.21	1,532,571
0.24	147,695	6.15	0.24	84,689
0.26	246,206	6.94	0.26	201,977
0.28	965,908	8.31	0.28	18,909
	5,220,823	5.23	0.26	3,881,421

As of June 30, 2020, the aggregate intrinsic value of options outstanding and options exercisable were $90,474.

Lineagen, Inc.
Notes to Financial Statements
Continued

10.	Stock Options and Warrants Continued	Stock Options - Continued The following summarizes information about stock options outstanding as of December 31, 2019:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable

$15.63	384	0.20	$15.63	384
43.75	3,446	1.73	43.75	3,446
0.23	2,041,445	4.02	0.23	2,041,445
0.21	1,820,739	5.72	0.21	1,535,321
0.24	205,095	6.55	0.24	122,789
0.26	285,806	7.48	0.26	214,602
0.28	1,138,408	8.81	0.28	32,284
	5,495,323	5.85	0.26	3,950,271

There were no options granted during the six months ended June 30, 2020.

The following table includes assumptions that were used to calculate fair value using the Black-Scholes option-pricing model for stock option grants issued during:

	Six Months Ended		Years Ended
	June 30, 2020	June 30, 2019	December 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Expected volatility	-	65%	65%	65%
Risk-free interest rate	-	2.00%	2.00%	3.01%
Expected life	-	7 years	7 years	7 years
Expected dividend yield	-	0%	0%	0%
Per share fair value of stock option grants	-	$0.178	$0.178	$0.181

Expected option lives and volatilities are based on historical data of the Company and comparable companies in the industry. The risk-free interest rate was calculated using similar rates published by the Federal Reserve. The Company has no plans to declare future dividends.

Warrants
In connection with debt issuances, the Company has issued warrants to purchase preferred and common stock. See Note 5 for further discussion related to preferred stock warrants, which are accounted for as liabilities.

Lineagen, Inc.
Notes to Financial Statements
Continued

10.	Stock Options and Warrants Continued	Warrants - Continued The following summarizes information about preferred and common stock warrants as of June 30, 2020:

Warrants to Purchase	Year of Expiration	Number of Shares	Exercise Price
Series C-1 preferred stock, issued in conjunction with debt in 2014	2024	100,000	$1.00
Series C-1 preferred stock, issued in conjunction with debt in 2015	2025	200,000	$1.00
Series C-1 preferred stock, issued in conjunction with debt in 2017	2027	100,000	$1.00
Common stock, issued in conjunction with debt in 2018	2023	8,163,636	$0.28
Common stock, issued in Conjunction with debt in 2019	2024	170,733	$0.28
Series D preferred stock, issued in conjunction with debt in 2019	2024	317,978	$1.00
Series E preferred stock, issued in conjunction with debt in 2019	2024	1,204,162	$1.00
		10,256,509

The following summarizes information about preferred and common stock warrants as of December 31, 2019:

Warrants to Purchase	Year of Expiration	Number of Shares	Exercise Price
Series C-1 preferred stock, issued in conjunction with debt in 2014	2024	100,000	$1.00
Series C-1 preferred stock, issued in conjunction with debt in 2015	2025	200,000	$1.00
Series C-1 preferred stock, issued in conjunction with debt in 2017	2027	100,000	$1.00
Common stock, issued in conjunction with debt in 2018	2023	8,163,636	$0.28
Common stock, issued in Conjunction with debt in 2019	2024	170,733	$0.28
Series D preferred stock, issued in conjunction with debt in 2019	2024	317,978	$1.00
Series E preferred stock, issued in conjunction with debt in 2019	2024	1,204,162	$1.00
		10,256,509

Lineagen, Inc.
Notes to Financial Statements
Continued

11.	Fair Value
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs according to valuation methodologies used to measure fair value:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2: Unobservable prices that are based on inputs not quoted in active markets, but corroborated by market data.

Level 3: Unobservable inputs that are used when little or no market data is available.

The warrant liability is measured at fair value on a recurring basis using Level 3 inputs. The Company uses a Binomial option-pricing model to estimate the value of its warrant liability. The following tables set forth information summarizing the changes in fair value of the Company’s warrant liability for the six months ended June 30, 2020 and for the years ended December 31, 2020 and 2019:

Balance as of December 31, 2017	$241,300
Net change in fair value of warrant liability	(40,546)
Balance as of December 31, 2018	200,754
Issuance of warrants with Convertible Notes	832,206
Net change in fair value of warrant liability	(174,097)
Balance as of December 31, 2019 (unaudited)	858,863
Net change in fair value of warrant liability (unaudited)	20,047
Balance as of June 30, 2020 (unaudited)	$878,910

12.	Benefit Plan 401(k) Retirement Plan
The Company sponsors a defined contribution 401(k) retirement plan (the Retirement Plan). All employees who are 21 years of age are eligible to participate in the Retirement Plan. Employees may elect to contribute to the Retirement Plan up to 25% of their annual compensation to a maximum of $19,000 per year. As set forth in the Retirement Plan document, a fixed 3% contribution is made by the Company each year for each eligible employee. The Company made contributions of $52,694 and $89,316, during the six months ended June 30, 2020 and 2019, respectively, and $185,856 and  $318,073 during the years ended December 31, 2019 and 2018, respectively.

Lineagen, Inc.
Notes to Financial Statements
Continued

13.	Income Taxes
The benefit (provision) for income taxes differs from the amount computed  at federal statutory rates due primarily to state income taxes, the change in the deferred tax rate and the change in the valuation allowance. Significant components of the Company’s deferred income tax assets (liabilities) are as follows as of December 31:

	2019	2018
Net operating loss carryforwards	$19,313,414	$17,341,919
Accruals and reserves	652,220	(231,553)
Other	(123,640)	141,704
Depreciation and amortization	(211,486)	(170,605)
Valuation allowance	(19,630,508)	(17,081,465)
	$-	$-

The tax provision for interim periods is determined using an estimate of the Company’s effective tax rate for the full year adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter the Company updates its estimate of the annual effective tax rate, and if the estimated tax rate changes, the Company makes a cumulative adjustment.

As of December 31, 2019, the Company has net operating loss (NOL) carryforwards   available   to   offset   future   taxable   income,   if   any,  of $77,408,472,   of  which  $57,421,418  will  begin  to   expire  in  2028  and $19,987,054 has an indefinite life. The utilization of the NOL carryforwards is subject to annual limitations under Section 382 of the Internal Revenue Code. Section 382 imposes limitations on a corporation’s ability to utilize its NOL carryforwards if it experiences an “ownership change.” In general terms, an ownership change results from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50% over a three-year period.

The Company has concluded that there are no significant uncertain tax positions requiring disclosure, and there are no material amounts of unrecognized tax benefits. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Lineagen, Inc.
Notes to Financial Statements
Continued

13.	Income Taxes Continued
Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The Company considers the need for a valuation allowance against its net deferred income tax assets at the end of each year. Factors considered include recent and expected future taxable earnings, and the Company’s liquidity position. As of June 30, 2020, December 31, 2019 and 2018, the Company determined that a full valuation allowance is necessary.

14.	Related Party Transactions
The Company expensed $30,000 and $60,000 during each of the six months ended June 30, 2020 and 2019, respectively; and $120,000 in each of the years ended December 31, 2019 and 2018, for consulting services from a consulting firm which is under the direction of one of the Company’s board members. As of June 30, 2020, December 31, 2019, and December 31, 2018, the Company had accrued $85,000, $55,000 and $0, respectively, in consulting expenses related to this agreement.

The Company also expensed consulting fees to certain board members, totaling approximately $48,000 during the six months ended June 30, 2020 and 2019, respectively; and $96,000 for each of the years ended December 31, 2019 and 2018. During the six months ended June 30, 2020, the Company received forgiveness of approximately $52,000 of accrued board member fees, no other amounts have been forgiven. As of June 30, 2020, December 31, 2019, and December 31, 2018, the Company had accrued $164,000, $168,000 and $72,000, respectively, in board member fees.